Exhibit 99.2

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS PRICES UPSIZED PUBLIC OFFERING OF COMMON STOCK

HOUSTON, TX, April 9, 2010 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has priced an upsized underwritten public offering of 2,800,000 shares of its common stock under an effective shelf registration statement at a price to the public of $23.50 per share. The underwriters will have an option to purchase up to an additional 420,000 shares from Carrizo to cover any over-allotments. The Company intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility. The Company expects to use the resulting additional capacity under its revolving credit facility to fund, in part, its recently expanded capital expenditure plan for 2010 and for general corporate purposes.

Wells Fargo Securities is the sole underwriter in the offering. Copies of the prospectus for the offering may be obtained from the offices of Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, at (800) 326-5897 or equity.syndicate@wachovia.com.

This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities. Carrizo also controls large acreage positions in other productive shale resource plays.

Statements in this news release, including but not limited to those relating to the closing of the offering, use of proceeds and other statements that are not historical facts are forward looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include satisfaction of closing conditions, results of operations, market conditions, capital needs and uses and other risks described in the prospectus and Carrizo’s Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.